EXHIBIT (d)(5)

JOHN HANCOCK STRATEGIC SERIES

on behalf of John Hancock Managed Account Shares Bond Completion Portfolio

AMENDMENT TO SUB-ADVISORY AGREEMENT

AMENDMENT made as of the 14th day of December, 2023 to the Sub-Advisory Agreement dated June 26, 2019, as amended (the “Agreement”), among John Hancock Investment Management LLC, a Delaware limited liability company, Manulife Investment Management (US) LLC a Delaware limited liability company, and each of the investment companies that is a signatory to the Agreement, including John Hancock Strategic Series. In consideration of the mutual covenants contained herein, the parties agree as follows:

1. SECTION 3 - COMPENSATION OF SUB-ADVISER AND APPENDIX A

Appendix A of the Agreement, which relates to Section 3 of the Agreement, “COMPENSATION OF SUB-ADVISER,” is hereby amended to add the following fee schedule for John Hancock Managed Account Shares Bond Completion Portfolio, a new series of John Hancock Strategic Series:

The Subadviser shall serve as an investment subadviser for each Fund of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as set forth in the chart below (the “Subadviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust. It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the Subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the Subadviser.

For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

A Subadviser Fee based on Aggregate Net Assets for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Fund shall be accrued and paid daily to the Subadviser for each calendar day. The daily fee accruals for Subadviser Fees based on Aggregate Net Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Subadviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

JOHN HANCOCK STRATEGIC SERIES

Trust Portfolio	Aggregate Net Assets Include the Net Assets of the following Funds in addition to the Trust Portfolio	Aggregate Net Assets
John Hancock Managed Account Shares Bond Completion Portfolio	N/A	[ ]%

2.	EXECUTION

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

3.	EFFECTIVE DATE

This Amendment shall become effective as of the date first mentioned above.

4.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

5.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

MANULIFE INVESTMENT MANAGEMENT (US) LLC

By:	/s/Diane Landers
Name:	Diane Landers
Title:	President and COO

JOHN HANCOCK STRATEGIC SERIES,
on behalf of John Hancock Managed Account Shares Bond Completion Portfolio

By:	/s/ Kristie M. Feinberg
Name:	Kristie M. Feinberg
Title:	President

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